Exhibit 10.1

TAX RECEIVABLE AGREEMENT

by and among

YESWAY, INC.

BW ULTIMATE PARENT, LLC

THE TRA PARTIES (AS DEFINED HEREIN)

THE BROOKWOOD NOMINEE

and

OTHER PERSONS FROM TIME TO TIME PARTY HERETO

Dated as of [ • ], 2026

TABLE OF CONTENTS

Page

ARTICLE I Definitions	2

Section 1.1.	Definitions	2
Section 1.2.	Rules of Construction	13

ARTICLE II Determination of Realized Tax Benefit	14

Section 2.1.	Basis Adjustments; Parent 754 Election	14
Section 2.2.	Attribute Schedules	15
Section 2.3.	Tax Benefit Schedules	15
Section 2.4.	Procedures; Amendments	16

ARTICLE III Tax Benefit Payments	16

ARTICLE IV Termination	20

Section 4.1.	Early Termination of Agreement; Acceleration Events	20
Section 4.2.	Early Termination Notice	21
Section 4.3.	Payment upon Early Termination	22

ARTICLE V Subordination and Late Payments	22

Section 5.1.	Subordination	22
Section 5.2.	Late Payments by the Corporation	22

ARTICLE VI Tax Matters; Consistency; Cooperation	23

Section 6.1.	Participation in the Corporation’s and Parent’s Tax Matters	23
Section 6.2.	Consistency	23
Section 6.3.	Cooperation	24

ARTICLE VII Miscellaneous	24

Exhibits

Exhibit A            -            Form of Joinder Agreement

Exhibit B            -            Net Tax Benefit Percentages

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [ • ], 2026, is hereby entered into by and among Yesway, Inc., a Delaware corporation (the “Corporation”), BW Ultimate Parent, LLC, a Delaware limited liability company (“Parent”), each of the TRA Parties (as defined herein), and the Brookwood Nominee (as defined herein).

RECITALS

WHEREAS, Parent is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, immediately prior to the transactions undertaken in connection with the IPO (as defined herein) of the Corporation, the Blocker Shareholders (as defined herein) owned all of the issued and outstanding interests in the Blocker Entities (as defined herein), and as a result of their previous ownership of the Blocker Entities, the Blocker Shareholders previously indirectly held Units (as defined herein) through the Blocker Entities;

WHEREAS, the Blocker Entities were, immediately prior to the transactions undertaken in connection with the IPO of the Corporation, each classified as a corporation for U.S. federal income tax purposes;

WHEREAS, as a result of certain reorganization transactions undertaken in connection with the IPO of the Corporation, all of the shares of the Blocker Entities were acquired by the Corporation from the Blocker Shareholders (the “Reorganization”);

WHEREAS, as a result of or in connection with the Reorganization, the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Blocker Covered Tax Assets;

WHEREAS, immediately prior to the consummation of the IPO (as defined below), Parent entered into the Operating Agreement (as defined herein) wherein Parent recapitalized all existing ownership interests in Parent into membership interests in the form of Units (the “Recapitalization”);

WHEREAS, on the date hereof, the Corporation issued shares of its Class A Common Stock in an initial public offering of its Class A Common Stock (the “IPO”);

WHEREAS, each of the Exchange TRA Parties holds (or prior to an Exchange will hold) Units;

WHEREAS, immediately following the consummation of the IPO, the Corporation acquired newly issued Units from Parent using the net proceeds from the IPO (the “Unit Purchase”) and became the managing member of Parent;

WHEREAS, as a result of the Unit Purchase, the Corporation will be entitled to obtain the benefit of the IPO Existing Basis;

WHEREAS, the Operating Agreement provides each TRA Party a redemption right pursuant to which each TRA Party may cause Parent to redeem all or a portion of its Units from time to time for shares of Class A Common Stock or, at the Corporation’s option, cash (a “Redemption”), subject to the Corporation’s right, in its sole discretion, to elect to effect a direct exchange of cash or shares of Class A Common Stock for such Units between the Corporation and the applicable TRA Party in lieu of such a Redemption (a “Direct Exchange”) and as a result of any such Redemption or Direct Exchange the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Exchange Covered Tax Assets;

WHEREAS, Parent and its Subsidiaries (as defined herein) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (as defined herein) for the Taxable Year (as defined herein) in which any Exchange (as defined herein) occurs, which election will cause any such Exchange to result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by Parent and such Subsidiaries pursuant to Section 743(b) and Section 734(b) of the Code; and

WHEREAS, the Parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Covered Tax Assets (as defined herein) and the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1.            Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes of the Corporation (a) appearing on Tax Returns of the Corporation or Parent for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes of determining Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all state and local Covered Taxes (including, for the avoidance of doubt, the U.S. federal income tax benefit realized by the Corporation with respect to such state and local Covered Taxes).

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters selected by the Corporation.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

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“Agreed Rate” means SOFR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.4(b).

“Amount Realized” means, with respect to any Exchange at any time, the sum of (i) the Market Value of the shares of Class A Common Stock or the amount of cash (as applicable) transferred to a TRA Party pursuant to such Exchange, (ii) the amount of payments made pursuant to this Agreement with respect to such Exchange (but excluding any portions thereof attributable to Imputed Interest) and (iii) the amount of liabilities allocated to the Units acquired pursuant to the Exchange under Section 752 of the Code.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (i) the Corporation’s or Parent’s income tax apportionment factor for each state and local jurisdiction in which the Corporation or Parent files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each such state and local jurisdiction in which the Corporation or Parent files income tax returns for each relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i).

“Attribute Schedule” is defined in Section 2.2.

“Audit Committee” means the audit committee of the Board.

“Basis Adjustment” means the increase or decrease to, or the Corporation’s proportionate share of, the tax basis of the Reference Assets reported as depreciable or amortizable on IRS Form 4562 for U.S. federal income tax purposes (without taking into account Section 704(c) of the Code) under Section 732, 734(b), 743(b) or 1012 of the Code (or any similar provisions of state, local or foreign tax Law) as a result of any Exchange or any payment made under this Agreement. For purposes of determining the Corporation’s proportionate share of the tax basis of the Reference Assets with respect to the Units transferred in an Exchange under Treasury Regulations Section 1.743-1(b) (or any similar provisions of state, local or foreign tax Law), the consideration paid by the Corporation for such Units shall be the Amount Realized. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units is to be determined as if any Pre-Exchange Transfer of such Units had not occurred.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

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“Blocker Covered Tax Assets” means, without duplication, (i) any Blocker Tax Attributes; (ii) any Blocker Existing Basis; (iii) any Basis Adjustment arising from the Reorganization with respect to a Blocker Entity; (iv) any IPO Existing Basis; and (v) Imputed Interest reasonably determined to be allocable to payments pursuant to this Agreement arising from the items described in clauses (i) through (iv). The determination of the Blocker Existing Basis and IPO Existing Basis that is allocable to Units previously owned (directly or indirectly) by an applicable Blocker Entity (and payments made hereunder with respect to such tax basis) shall be determined in good faith by the Corporation in consultation with its tax return preparer (which tax return preparer shall be a nationally recognized third party accounting firm); provided, that in no event will the portions of existing tax basis in the Reference Assets that are included as Covered Tax Assets at any time exceed one hundred percent (100%) of the existing tax basis in the Reference Assets that is allocable to the Corporation at such time. For the avoidance of doubt, Blocker Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the tax items described in clauses (i) through (v).

“Blocker Entities” means the entities identified as Blocker Entities on Exhibit B.

“Blocker Existing Basis” means the existing tax basis of the Reference Assets that are reported as depreciable or amortizable on IRS Form 4562 for U.S. federal income tax purposes (without taking into account Section 704(c) of the Code) relating to the Previously Taxed Capital associated with the Units the Corporation acquired in the Reorganization, in each case, determined as of immediately prior to the time of the Reorganization; provided, that any tax basis included in the IPO Existing Basis Attributable to the Blocker Shareholders (with respect to the Units the Corporation acquired in the Reorganization) shall be excluded from the determination of the Blocker Existing Basis.

“Blocker Shareholders” means the entities identified as Blocker Shareholders on Exhibit B and their Permitted Transferees.

“Blocker Tax Attributes” means any net operating loss, capital loss, charitable deduction, disallowed interest expense under Section 163(j) of the Code, or tax credit of a Blocker Entity (i) that has accrued or otherwise relates to taxable periods ending on or prior to the closing date of the IPO and (ii) that is available to offset income or gain of the Corporation earned for taxable periods beginning after the IPO.

“Board” means the Board of Directors of the Corporation.

“Brookwood Nominee” means [Brookwood Advisors, LLC and such other Affiliates of Brookwood Advisors, LLC as may be designated by Brookwood Advisors, LLC].

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

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“Change of Control” means the occurrence of any of the following events:

(i)           any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (excluding any (A) employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), (B) “person” or “group” who, on the date of the consummation of the IPO, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities or (C) any “group” formed after the IPO that includes members who collectively, as of the IPO, are the Beneficial Owners of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than 50% of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote;

(ii)           the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of Parent); or

(iii)           the Corporation ceases to be the sole managing member of Parent.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred (a) by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial owners of the Class A Common Stock, Class B Common Stock, preferred stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) if the Brookwood Nominee agrees in writing to elect for a “Change in Control” to not have occurred upon the occurrence of any transaction, series of related transactions or any other occurrence that may otherwise qualify as a “Change of Control”.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

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“Covered Tax Assets” means the Blocker Covered Tax Assets and Exchange Covered Tax Assets.

“Covered Taxes” means any U.S. federal, state and local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest imposed in respect thereof under applicable Law.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii).

“Default Rate” means SOFR plus 500 basis points.

“Default Rate Interest” is defined in Section 5.2.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of state, local or foreign tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.7(a).

“Early Termination Effective Date” means (i) with respect to an early termination pursuant to Section 4.1(a), the date an Early Termination Notice is delivered, (ii) with respect to an early termination pursuant to Section 4.1(b), the date of the applicable Change of Control and (iii) with respect to an early termination pursuant to Section 4.1(c), the date of the applicable Material Breach.

“Early Termination Notice” is defined in Section 4.2(a).

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Reference Date” is defined in Section 4.2(b).

“Early Termination Schedule” is defined in Section 4.2(b).

“Exchange” means (i) any Direct Exchange, any Redemption, the Reorganization or any other transfer (as determined for U.S. federal income tax purposes) of Units to the Corporation from a TRA Party that results in a Basis Adjustment or (ii) any distribution (including a deemed distribution) by Parent to a TRA Party that results in a Basis Adjustment.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

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“Exchange Covered Tax Assets” means (i) Exchange Existing Basis; (ii) Basis Adjustments; (iii) IPO Existing Basis; and (iv) Imputed Interest reasonably determined to be allocable to payments pursuant to this Agreement arising from the items described in clauses (i) through (iii). The determination of Exchange Existing Basis and IPO Existing Basis that is allocable to Units being exchanged by the Exchange TRA Party (and payments made hereunder with respect to such tax basis) shall be determined in good faith by the Corporation in consultation with the Advisory Firm; provided, that in no event will the portions of existing tax basis in the Reference Assets that are included as Exchange Covered Tax Assets exceed one hundred percent (100%) of the existing tax basis in the Reference Assets that is allocable to the Corporation at any time. For the avoidance of doubt, Exchange Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the tax items described in clauses (i) through (iv).

“Exchange Existing Basis” means the existing tax basis of the Reference Assets reported as depreciable or amortizable on IRS Form 4562 for U.S. federal income tax purposes (without taking into account Section 704(c) of the Code) relating to the Previously Taxed Capital associated with the Units transferred upon an Exchange, determined as of immediately prior to the time of such Exchange; provided, that any tax basis included in the IPO Existing Basis Attributable to Exchange TRA Parties shall be excluded from the determination of the Exchange Existing Basis.

“Exchange TRA Parties” means each of the members of Parent as of the date hereof (other than Blocker Shareholders and the Corporation) Party hereto and their Permitted Transferees.

“Exercise Period” is defined in Section 7.5(b)(ii).

“Expert” is defined in Section 7.8(a).

“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.3(a).

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant Tax Returns of the Corporation but calculated without taking into account the Covered Tax Assets; provided, that for purposes of determining the Hypothetical Tax Liability, (i) the combined tax rate for U.S. state and local Covered Taxes (including for purposes of determining the federal benefit with respect to such state and local Covered Taxes) shall be the Assumed State and Local Tax Rate, (ii) the Corporation shall use the Non-Blocker Existing Basis, the Non-IPO Basis, the Non-Exchange Existing Basis, and the Non-Basis Adjustment Basis, and (iii) the Corporation shall be entitled to make reasonable simplifying assumptions in making any determinations contemplated by this definition.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code or any similar provisions of state, local or foreign tax Law with respect to the Corporation’s payment obligations under this Agreement.

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“Independent Directors” means the members of the Board who are “independent” under the standards of the principal U.S. securities exchange on which the Class A Common Stock is traded or quoted.

“Interest Amount” is defined in Section 3.1(b)(vi).

“IPO” is defined in the recitals to this Agreement.

“IPO Basis Percentage” in respect of a TRA Party shall mean the percentage, the numerator of which is the number of Units held by such TRA Party immediately prior to the Reorganization and the denominator of which is the total Units outstanding immediately prior to the Reorganization; provided, that in the case of a Blocker Shareholder, the IPO Basis Percentage shall be determined based on the number of Units indirectly held by such Blocker Shareholder as a result of its ownership of the applicable Blocker Entities.

“IPO Existing Basis” means existing tax basis in the Reference Assets reported as depreciable or amortizable on IRS Form 4562 for U.S. federal income tax purposes to the extent allocable to the Corporation as a result of the Corporation’s acquisition of IPO Units (including as a result of Section 704(c) of the Code).

“IPO Units” means the Units acquired by the Corporation with the net proceeds from the IPO.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.5(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the U.S., any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“Market Value” means the Common Unit Redemption Price, as defined in the Operating Agreement.

“Material Breach” means the (i) material breach by the Corporation of a material obligation under this Agreement or (ii) the rejection of this Agreement by operation of law in a case commenced in bankruptcy or otherwise.

“Net Tax Benefit” is defined in Section 3.1(b)(ii).

“Non-Basis Adjustment Basis” means, with respect to any Reference Asset reported as depreciable or amortizable on IRS Form 4562 for U.S. federal income tax purposes (without taking into account Section 704(c) of the Code) at the time of an Exchange, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

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“Non-Blocker Existing Basis” means, with respect to any Reference Assets reported as depreciable or amortizable on IRS Form 4562 for U.S. federal income tax purposes (without taking into account Section 704(c) of the Code) at the time of the Reorganization, the tax basis that such Reference Assets would have had if the Blocker Existing Basis was equal to zero.

“Non-Exchange Existing Basis” means, with respect to any Reference Assets reported as depreciable or amortizable on IRS Form 4562 for U.S. federal income tax purposes (without taking into account Section 704(c) of the Code) at the time of the an Exchange, the tax basis that such Reference Assets would have had if the Exchange Existing Basis was equal to zero.

“Non-IPO Basis” means, with respect to any Reference Assets reported as depreciable or amortizable on IRS Form 4562 for U.S. federal income tax purposes at the time of the Unit Purchase, the tax basis that such Reference Assets would have had if the IPO Existing Basis was equal to zero.

“Objection Notice” is defined in Section 2.4(a)(ii).

“Offered Price” is defined in Section 7.5(b)(i).

“Offered TRA Interests” is defined in Section 7.5(b)(i).

“Operating Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Parent, dated as of the date hereof, as such agreement may be further amended, restated, supplemented or otherwise modified from time to time.

“Parent” is defined in the preamble to this Agreement.

“Parent Group” means Parent and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable tax purposes (but excluding any such Subsidiary that is directly or indirectly held by any entity treated as a corporation for applicable tax purposes (other than the Corporation)).

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Permitted Transferee” has the meaning set forth in the Operating Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

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“Pre-Exchange Transfer” means any transfer (or deemed transfer) of one or more Units (i) that occurs after the consummation of the IPO but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Previously Taxed Capital” means the Corporation’s interest as a partner in Parent’s previously taxed capital determined in accordance with Treasury Regulations Section 1.743-1(d).

“Proposed Transferee” is defined in Section 7.5(b)(i).

“Realized Tax Benefit” is defined in Section 3.1(b)(iv).

“Realized Tax Detriment” is defined in Section 3.1(b)(v).

“Recapitalization” is defined in the recitals to this Agreement.

“Reconciliation Dispute” is defined in Section 7.8(a).

“Reconciliation Procedures” is defined in Section 7.8(a).

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any asset of any member of the Parent Group on the relevant date of determination under this Agreement (including at the time of an Exchange and the IPO, as applicable). A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Reorganization” is defined in the Recitals to this Agreement.

“Right of First Refusal” is defined in Section 7.5(b).

“Right of First Refusal Closing” is defined in Section 7.5(b)(iv).

“Schedule” means any of the following: (i) an Attribute Schedule; (ii) a Tax Benefit Schedule; (iii) an Early Termination Schedule; and (iv) any Amended Schedule.

“Seller” is defined in Section 7.5(b).

“Senior Obligations” is defined in Section 5.1.

“SOFR” means during any period, an interest rate per annum equal to the rate per annum reported on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such period; provided, that at no time shall SOFR be less than zero percent (0%).

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“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or any similar provisions of U.S. state or local tax Law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed), ending on or after the closing date of the IPO.

“Taxing Authority” means any national, federal, state, county, municipal or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“TRA Interests” is defined in Section 7.5(b).

“TRA Parties” means the Exchange TRA Parties and the Blocker Shareholders.

“TRA Party Approval” means written approval by TRA Parties whose rights under this Agreement are attributable to at least 50% of the Units outstanding (excluding any Units held by the Corporation) immediately after the Unit Purchase (as appropriately adjusted for any subsequent changes to the number of outstanding Units). For purposes of this definition, a TRA Party’s rights under this Agreement shall be attributed to Units as of the time of a determination of TRA Party Approval. For the avoidance of doubt, (i) an Exchanged Unit shall be attributed only to the TRA Party entitled to receive Tax Benefit Payments with respect to such Exchanged Unit (i.e., the TRA Party who Exchanged the Unit or the assignee of such TRA Party’s rights hereunder) and (ii) an outstanding Unit that has not been Exchanged shall be attributed only to the TRA Party (or, if applicable, the assignee of its rights hereunder) entitled to receive Tax Benefit Payments upon the Exchange of such Unit.

“Transfer” (and, with a correlative meaning, the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer”) means any sale, transfer, assignment, redemption, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities, (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units, or (c) any TRA Interest, as applicable.

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“Transfer Notice” is defined in Section 7.5(b)(i).

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Unit Purchase” is defined in the recitals to this Agreement.

“Units” means Common Units, as defined in the Operating Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(i)           in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the Covered Tax Assets (other than any such Covered Tax Assets that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Effective Date), which shall be governed by paragraph (iv) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(ii)           the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable Law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into Law, and the combined U.S. state and local income tax rates shall be the Assumed State and Local Tax Rate in effect for each such Taxable Year;

(iii)           all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, that the combined tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate;

(iv)           any carryovers or carrybacks of losses, credits, or disallowed interest expense that are or are generated by any Covered Tax Assets (including any Basis Adjustments or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) and available (taking into account any known and applicable limitations) as of the date of the Early Termination Schedule will be used by the Corporation ratably in each of the 5 consecutive Taxable Years beginning with the Taxable Year that includes the date of the Early Termination Schedule (but, in the case of any such carryover or carryback that has less than 5 remaining Taxable Years, ratably through the scheduled expiration date of such carryover or carryback) (by way of example, if on the date of the Early Termination Schedule the Corporation had $100 of net operating losses, $20 of such net operating losses would be used in each of the 5 consecutive Taxable Years beginning in the Taxable Year of such Early Termination Schedule);

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(v)           any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth anniversary of the Early Termination Effective Date;

(vi)           if, on the Early Termination Effective Date, any TRA Party has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value of the shares of Class A Common Stock or the amount of cash that would be received by such TRA Party had such Units actually been Exchanged on the Early Termination Effective Date;

(vii)           any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and

(viii)           with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid.

For the avoidance of doubt, in the event of a Change of Control, such assumptions shall not take into account any changes in the Corporation’s stand alone tax position that might result from the transaction giving rise to the Change of Control.

“Voluntary Early Termination” is defined in Section 4.2(a)(i).

Section 1.2.            Rules of Construction. Unless otherwise specified herein:

(a)           For purposes of interpretation of this Agreement:

(i)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii)           Unless specified otherwise, references to an Article, Section or clause refer to the appropriate Article, Section or clause in this Agreement.

(iii)          References to dollars or “$” refer to the lawful currency of the U.S.

(iv)          The terms “include” or “including” are by way of example and not limitation and shall be deemed followed by the words “without limitation”.

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(v)           The term “or”, when used in a list of two or more items, means “and/or” and may indicate any combination of the items.

(vi)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c)           Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d)           Unless otherwise expressly provided herein, (i) references to organizational documents (including the Operating Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby, and (ii) references to any Law (including the Code and the Treasury Regulations) include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

Determination of Realized Tax Benefit

Section 2.1.            Basis Adjustments; Parent 754 Election.

(a)           Basis Adjustments. The Parties acknowledge and agree that (i) each Redemption shall be treated as a direct purchase of Units by the Corporation from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state, local or foreign tax Law) (i.e., equivalent to a Direct Exchange) and (ii) each Exchange will give rise to Basis Adjustments.

(b)           Parent Section 754 Election. The Corporation shall cause Parent and its Subsidiaries (as reasonably determined by the Corporation) that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year. The Corporation shall take commercially reasonable efforts to cause each Person in which Parent owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect any such election for each Taxable Year as reasonably determined by the Corporation.

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Section 2.2.            Attribute Schedules. Within one hundred and fifty (150) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Parties a schedule showing, in reasonable detail, (i) the Blocker Covered Tax Assets that are available for use by the Corporation with respect to each TRA Party with respect to such Taxable Year and the portion of the Blocker Covered Tax Assets that are available for use by the Corporation with respect to each TRA Party with respect to future Taxable Years, (ii) the Exchange Covered Tax Assets that are available for use by the Corporation with respect to such Taxable Year with respect to each TRA Party that has effected an Exchange (including the Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Basis Adjustments are amortizable or depreciable), (iii) the portion of the Exchange Covered Tax Assets that are available for use by the Corporation in future Taxable Years with respect to each TRA Party that has effected an Exchange and (iv) any limitations on the ability of the Corporation to utilize any Covered Tax Assets under applicable Laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code) (such schedule, an “Attribute Schedule”). An Attribute Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3.            Tax Benefit Schedules.

(a)           Tax Benefit Schedule. Within one hundred and fifty (150) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Parties a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). A Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b)           Applicable Principles. Subject to the provisions hereunder, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Covered Tax Assets, as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carrybacks of any tax item attributable to any of the Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state, local and foreign tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Covered Tax Assets (a “TRA Portion”) and another portion that is not attributable to any Covered Tax Assets (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year.

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Section 2.4.            Procedures; Amendments.

(a)           Procedures. Each time the Corporation delivers a Schedule to the TRA Parties under this Agreement, the Corporation shall, with respect to such Schedule, also (i) deliver to the TRA Parties supporting schedules and work papers, as reasonably requested by any TRA Party, that provide a reasonable level of detail regarding relevant data and calculations and (ii) allow the TRA Parties and their advisors to have reasonable access to the appropriate representatives, as reasonably requested by the TRA Parties, at the Corporation or the Advisory Firm in connection with a review of relevant information. A Schedule will become final and binding on the TRA Parties thirty (30) calendar days from the date on which the TRA Parties first received the applicable Schedule unless a TRA Party, within such period, provides the Corporation with written notice of a material objection (made in good faith) to such Schedule and sets forth in reasonable detail such TRA Party’s material objection (an “Objection Notice”). If the Parties, for any reason, are unable to resolve the issues raised in such Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the applicable TRA Party shall employ the Reconciliation Procedures described in Section 7.8 and the finalization of the Schedule will be conducted in accordance therewith.

(b)           Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only and shall be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date such Schedule was originally provided to the TRA Parties, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule in its amended form, an “Amended Schedule”). The Corporation shall provide any Amended Schedule to the applicable TRA Parties within sixty (60) calendar days of the occurrence of an event referred to in any of clauses (i) through (v) of the preceding sentence, and the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a).

ARTICLE III

Tax Benefit Payments

Section 3.1.            Timing and Amount of Tax Benefit Payments.

(a)           Timing of Payments. Subject to Sections 3.2 and 3.3, by the date that is five (5) Business Days following the date on which each Tax Benefit Schedule becomes final in accordance with Section 2.4(a) (such date, the “Final Payment Date” in respect of any Tax Benefit Payment), the Corporation shall pay in full to each relevant TRA Party the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party. For the avoidance of doubt, no TRA Party shall be required under any circumstances to return any Payment or any Default Rate Interest paid by the Corporation to such TRA Party.

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(b)           Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Party means an amount equal to the sum of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. No Tax Benefit Payment shall be calculated or made in respect of any estimated tax payments, including any estimated U.S. federal income tax payments.

(i)            Attributable. A Net Tax Benefit is “Attributable” to a TRA Party in accordance with the following principles:

(A)          any Blocker Tax Attributes shall be determined separately with respect to each Blocker Entity and are Attributable to the Blocker Shareholders of each Blocker Entity that, but for the participation of a Blocker Entity and the relevant Blocker Shareholder in the Reorganization, the Corporation would not have had the use of such Blocker Tax Attributes, and is Attributable to the Blocker Shareholders of each Blocker Entity proportionately in accordance with Exhibit B;

(B)           any Blocker Existing Basis shall be determined separately with respect to each Blocker Entity and is Attributable to the Blocker Shareholders of each Blocker Entity proportionately in accordance with Exhibit B;

(C)           any IPO Existing Basis shall be determined separately with respect to each TRA Party and is Attributable to each TRA Party in an amount equal to the product of the total IPO Existing Basis and the IPO Basis Percentage of such TRA Party;

(D)           any Exchange Existing Basis shall be determined separately with respect to each Exchange TRA Party and is Attributable to each Exchange TRA Party to the extent it is attributable to Units that were transferred in an Exchange by such Exchange TRA Party;

(E)           any Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Basis Adjustment relating to Units delivered to the Corporation by such TRA Party in the Exchange or such total Basis Adjustment attributable to any distribution (or deemed distribution) to such TRA Party; and

(F)           any deduction to the Corporation in respect of Imputed Interest is Attributable to the TRA Party that is required to include the Imputed Interest in income (without regard to whether such Person is actually subject to tax thereon).

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(ii)           Net Tax Benefit. The “Net Tax Benefit” with respect to a TRA Party for a Taxable Year equals the amount of the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit Attributable to such TRA Party as of the end of such Taxable Year over (B) the aggregate amount of all Tax Benefit Payments previously made to such TRA Party under this Section 3.1 (excluding payments attributable to Interest Amounts).

(iii)          Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv)          Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v)           Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi)          Interest Amount. The “Interest Amount” in respect of a TRA Party equals interest on the unpaid amount of the Net Tax Benefit with respect to such TRA Party for a Taxable Year, calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the earlier of (A) the date on which no remaining Tax Benefit Payment to the TRA Party is due in respect of such Net Tax Benefit and (B) the applicable Final Payment Date.

(vii)          The TRA Parties acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, if a TRA Party notifies the Corporation in accordance with the following, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) (A) with respect to the Reorganization (including amounts payable to the Blocker Shareholders pursuant to this Agreement) shall not exceed the sum of (I) the value of the Class A Common Stock delivered to the Blocker Shareholders in the Reorganization on the closing date of the Reorganization, (II) the amount of cash, if any, delivered to the Blocker Shareholders in the Reorganization plus (III) the amount, if any, set forth in a written notification delivered by the relevant Blocker Shareholder to the Corporation with respect to the Reorganization, and the aggregate Payments under this Agreement to such Blocker Shareholders (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (A)(III) and (B) with respect to any transfer of Units by an Exchange TRA Party pursuant to an Exchange shall not exceed the sum of (I) the amounts described in clauses (i) and (iii) of the definition of Amount Realized with respect to such Exchange plus (II) the amount, if any, set forth in the Redemption Notice (as defined in the Operating Agreement) or other written notification delivered by the relevant TRA Party to the Corporation with respect to the relevant Exchange, and the aggregate Payments under this Agreement to such Exchange TRA Party (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (B)(II).

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Section 3.2.            No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

Section 3.3.            Pro-Ration of Payments as Between the TRA Parties.

(a)           Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Covered Tax Assets (in each case, without regard to the Taxable Year of origination) is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income, then the available Covered Tax benefit for the Corporation shall be allocated among the TRA Parties in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had sufficient taxable income. For example, if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Covered Tax Assets in a particular Taxable Year (with $50 of such Covered Tax benefits Attributable to TRA Party A and $150 Attributable to TRA Party B), such that TRA Party A would have been entitled to a Tax Benefit Payment of $42.50 and TRA Party B would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had sufficient actual taxable income, and if the Corporation instead had insufficient actual taxable income in such Taxable Year, such that the Covered Tax benefit was limited to $100, then $25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to TRA Party A and $75 would be allocated to TRA Party B, such that TRA Party A would receive a Tax Benefit Payment of $21.25 and TRA Party B would receive a Tax Benefit Payment of $63.75.

(b)           Late Payments. If for any reason the Corporation is not able to fully satisfy its payment obligations to make all Tax Benefit Payments due in respect of a particular Taxable Year, then (i) Default Rate Interest will accrue pursuant to Section 5.2, (ii) the Corporation shall pay the available amount of such Tax Benefit Payments (and any applicable Default Rate Interest) in respect of such Taxable Year to each TRA Party pro rata in line with Section 3.3(a) and (iii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest) to all TRA Parties in respect of all prior Taxable Years have been made in full.

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Section 3.4.            Overpayments. Subject to the procedures described in Section 2.4(a), to the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3) under the terms of this Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess; provided, that for the avoidance of the doubt, no TRA Party shall be required to return any payment paid by the Corporation to such TRA Party.

Section 3.5.            IPO Existing Basis. Notwithstanding anything to the contrary herein, no Exchange TRA Party shall be entitled to any Tax Benefit Payments with respect to any IPO Existing Basis unless and until such Exchange TRA Party has Exchanged (in one or more Exchanges) Units equal to 5% of the Units held by such Exchange TRA Party immediately prior to the Reorganization (such Units, with respect to each Exchange TRA Party, such Exchange TRA Party’s “Threshold Exchange Units”). An Exchange TRA Party which has Exchanged at least the Threshold Exchange Units shall become entitled to receive (a) on the immediately succeeding Final Payment Date, the Tax Benefit Payments foregone as a result of the immediately preceding sentence, if any, and (b) on each subsequent Final Payment Date, the amount of Tax Benefit Payments (including with respect to IPO Existing Basis), if any, otherwise payable to such TRA Party on such Final Payment Date. Notwithstanding anything herein to the contrary and for the avoidance of doubt, any Tax Benefit Payments due and owing to any Blocker Shareholder shall not be subject to this Section 3.5.

ARTICLE IV

Termination

Section 4.1.            Early Termination of Agreement; Acceleration Events.

(a)           Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may terminate this Agreement, as and to the extent provided herein, by paying in full each and every TRA Party the Early Termination Payment (along with any applicable Default Rate Interest) due to such TRA Party.

(b)           Acceleration upon Change of Control. In the event of a Change of Control, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Change of Control) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein.

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(c)           Acceleration upon Breach of Agreement. In the event of a Material Breach, the Early Termination Payment (calculated as if an Early Termination Notice had been delivered on the date of the Material Breach) shall become due and payable in accordance with Section 4.3 and the Agreement shall terminate, as and to the extent provided herein. Subject to the next sentence, the Corporation’s failure to make a Payment (along with any applicable Default Rate Interest) within ninety (90) calendar days of the applicable Final Payment Date shall be deemed to constitute a Material Breach. To the extent that any Tax Benefit Payment is not made by the date that is ninety (90) calendar days after the relevant Final Payment Date because the Corporation (i) is prohibited from making such payment under Section 5.1 or the terms of any agreement governing any Senior Obligations or (ii) does not have, and cannot take commercially reasonable actions to obtain, sufficient funds to make such payment, such failure will not constitute a Material Breach; provided that (A) such payment obligation nevertheless will accrue at the Default Rate Interest for the benefit of the TRA Parties, (B) the Corporation shall promptly (and in any event, within five (5) Business Days) pay the entirety of the unpaid amount (along with any applicable Default Rate Interest) once the Corporation is not prohibited from making such payment under Section 5.1 or the terms of the agreements governing the Senior Obligations and the Corporation has sufficient funds to make such payment and (C) the failure of the Corporation to comply with the foregoing clause (B) will constitute a Material Breach; provided further that that the interest provision of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate). It shall be a Material Breach if the Corporation makes any distribution of cash or other property (other than shares of Class A Common Stock) to its stockholders or uses cash or other property to repurchase any capital stock of the Corporation (including Class A Common Stock), in each case, before (x) all Tax Benefit Payments (along with any applicable Default Rate Interest) that are due and payable as of the date the Corporation enters into a binding commitment to make such distribution or repurchase have been paid or (y) sufficient funds for the payment of all Tax Benefits Payments (along with any applicable Default Rate Interest) that are due and payable on the date of the distribution or repurchase have been reserved therefor. The Corporation shall use commercially reasonable efforts to (1) obtain sufficient available funds for the purpose of making Tax Benefit Payments under this Agreement and (2) avoid entering into any agreements that could be reasonably anticipated to materially delay the timing of the making of any Tax Benefit Payments under this Agreement.

(d)           In the case of a termination pursuant to any of the foregoing paragraphs (a), (b) or (c), upon the Corporation’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to each TRA Party, the Corporation shall have no further payment obligations under this Agreement other than with respect to any Tax Benefit Payments (along with any applicable Default Rate Interest) in respect of any Taxable Year ending prior to the Early Termination Effective Date, and such payment obligations shall survive the termination of, and be calculated and paid in accordance with, this Agreement. If an Exchange subsequently occurs with respect to Units for which the Corporation has paid the Early Termination Payment in full, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

Section 4.2.            Early Termination Notice.

(a)           If (i) the Corporation chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), (ii) a Change of Control occurs or (iii) a Material Breach occurs, the Corporation shall, in each case, deliver to the TRA Parties a reasonably detailed notice of the Corporation’s decision to exercise such right or the occurrence of such event, as applicable (an “Early Termination Notice”). In the case of an Early Termination Notice delivered with respect to a Voluntary Early Termination, the Corporation may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the time at which any Early Termination Payment is paid and the terms of this Agreement shall apply as if such Early Termination Notice had never been delivered.

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(b)           The Corporation shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule”) (i) simultaneously with the delivery of an Early Termination Notice or (ii) in the case of a termination pursuant to Section 4.1(b) or Section 4.1(c), as soon as reasonably practicable following the occurrence of the Change of Control or Material Breach giving rise to such termination. The date on which such Early Termination Schedule becomes final in accordance with Section 2.4(a) shall be the “Early Termination Reference Date”.

Section 4.3.            Payment upon Early Termination.

(a)           Timing of Payment. By the date that is five (5) Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), the Corporation shall pay in full to each TRA Party an amount equal to the Early Termination Payment applicable to such TRA Party. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the applicable TRA Party.

(b)           Amount of Payment. The “Early Termination Payment” payable to a TRA Party pursuant to Section 4.3(a) shall equal the present value, discounted at the Agreed Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments (other than any Tax Benefit Payments in respect of Taxable Years ending prior to the Early Termination Effective Date) that would be required to be paid by the Corporation to such TRA Party, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each TRA Party in accordance with this Agreement, regardless of whether a TRA Party has Exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE V

Subordination and Late Payments

Section 5.1.            Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporation to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation (other than, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of the Corporation that are not Senior Obligations.

Section 5.2.            Late Payments by the Corporation. Subject to the second proviso in the third sentence of Section 4.1(c), the amount of any Payment not made to any TRA Party by the applicable Final Payment Date shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which the Corporation makes such Payment to such TRA Party.

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ARTICLE VI

Tax Matters; Consistency; Cooperation

Section 6.1.            Participation in the Corporation’s and Parent’s Tax Matters. Except as otherwise provided herein or in Article IX of the Operating Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and Parent, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to taxes; provided, however, that the Corporation shall not settle any issue pertaining to Covered Taxes that is reasonably expected to materially adversely affect the TRA Parties’ rights and obligations under this Agreement without the consent of the Brookwood Nominee, such consent not to be unreasonably withheld or delayed. If the Brookwood Nominee fails to respond to any notice with respect to the settlement of any such issue within forty-five (45) calendar days of its receipt of the applicable notice, the Brookwood Nominee shall be deemed to have consented to the proposed settlement or other disposition. Notwithstanding the foregoing, (i) the Corporation shall notify the Brookwood Nominee of, and keep it reasonably informed with respect to, the portion of any audit by any Taxing Authority of the Corporation, Parent or any of Parent’s Subsidiaries, the outcome of which is reasonably expected to materially and adversely affect the TRA Parties’ rights and obligations under this Agreement, including the timing of anticipated Tax Benefit Payments, and (ii) the Brookwood Nominee shall have the right to participate in and to monitor at its own expense (but, for the avoidance of doubt, not to control) any such issue in any such tax audit. To the extent there is a conflict between this Agreement and the Operating Agreement as it relates to tax matters concerning Covered Taxes and the Corporation and Parent, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control.

Section 6.2.            Consistency. Except upon the written advice of the Advisory Firm, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies and positions taken by the Corporation and Parent on their respective Tax Returns. Each TRA Party shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to each such TRA Party, except as otherwise required by Law. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, the TRA Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by Law or unless the Corporation and all of the TRA Parties agree to the use of other procedures and methodologies.

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Section 6.3.            Cooperation.

(a)           Each TRA Party shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of Parent or any of its Subsidiaries or contesting or defending any related audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate in connection with any such matter.

(b)           The Corporation shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

ARTICLE VII

Miscellaneous

Section 7.1.            Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:

If to the Corporation, to:

Yesway, Inc.
2301 Eagle Parkway

Fort Worth, TX 76177

Attn: General Counsel

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of Americas

New York, NY 10020
Attn: Ian D. Schuman, Esq., Stelios G. Saffos, Esq. and Drew Capurro, Esq.
Facsimile: (212) 751-4864

If to any TRA Party, to the address and e-mail address specified on such TRA Party’s signature page to the applicable Joinder or otherwise on file with the Corporation or Parent.

Any Party may change its address, fax number or e-mail address by giving each of the other Party written notice thereof in the manner set forth above.

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Section 7.2.            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the TRA Parties and delivered to the other TRA Parties, it being understood that all TRA Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by e-mail transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3.            Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereunder shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

Section 7.5.            Assignments; Amendments; Successors; No Waiver.

(a)           Assignment. No TRA Party may assign, sell, pledge or otherwise alienate or Transfer any interest in this Agreement, including the right to receive any payments under this Agreement, to any Person without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such TRA Party’s TRA Interest and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, that (x) prior to any assignment, sale, pledge or other alienation or Transfer of a TRA Interest, including the right to receive any payments under this Agreement, the Corporation will have the Right of First Refusal described in Section 7.5(b) to purchase such interest in this Agreement from such TRA Party and (y) the TRA Parties’ approval and consent rights described in Section 6.1 shall not be Transferrable or assignable to any Person (other than Permitted Transferees) without the prior written consent of the Corporation, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if any TRA Party sells, exchanges, distributes or otherwise Transfers Units to any Person (other than the Corporation or Parent) in accordance with the terms of the Operating Agreement, such TRA Party shall have the option to assign to the Transferee of such Units its TRA Interest and rights under this Agreement with respect to such Transferred Units; provided that such Transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a TRA Party Transfers Units in accordance with the terms of the Operating Agreement but does not assign to the Transferee of such Units its TRA Interest and rights under this Agreement with respect to such Transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such Transferred Units shall be separately identified, so as to facilitate the determination of payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person without TRA Party Approval (and any purported assignment without such consent shall be null and void).

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(b)           Right of First Refusal. Before a TRA Party (such TRA Party, the “Seller”) may Transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement (collectively, “TRA Interests”), to any Person (other than a Permitted Transferee), in addition to any other requirements set forth in this Agreement (including as set forth in Section 7.5(a)), Seller must comply with the following (the “Right of First Refusal”):

(i)            Prior to Seller Transferring any of its TRA Interests to any Person (other than a Permitted Transferee), Seller shall deliver to the Corporation a written notice (the “Transfer Notice”) stating: (A) Seller’s bona fide intention to Transfer such TRA Interests; (B) the name, address and phone number of each proposed purchaser or other Transferee (each, a “Proposed Transferee”); (C) a description of Seller’s TRA Interests (or portion thereof) proposed to be Transferred to each Proposed Transferee (the “Offered TRA Interests”); and (D) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered TRA Interests (the “Offered Price”).

(ii)           For a period of 30 days (the “Exercise Period”) after the date on which the Transfer Notice is, pursuant to Section 7.1, deemed to have been delivered to the Corporation, the Corporation shall have the right to purchase all (but not less than all) of the Offered TRA Interests on the terms and conditions set forth in this Section 7.5(b). In order to exercise its Right of First Refusal hereunder, the Corporation must deliver written notice to elect to purchase to Seller within the Exercise Period. If no such written notice is given within the Exercise Period, the Corporation shall be deemed to have elected not to exercise the Right of First Refusal with respect to the Offered TRA Interests.

(iii)           The purchase price for the Offered TRA Interests to be purchased by the Corporation exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 7.5(b)(iv). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Corporation and the Seller, absent fraud or manifest error.

(iv)          Subject to compliance with applicable state and federal securities laws, the Corporation and Seller shall effect the purchase and sale of the Offered TRA Interests, including the payment of the purchase price, within ten days after the expiration of the Exercise Period or as promptly as otherwise practicable thereafter (the “Right of First Refusal Closing”). Payment of the purchase price will be made by wire transfer to a bank account designated by Seller in writing to the Corporation at least 3 days prior to the Right of First Refusal Closing. At such Right of First Refusal Closing, Seller shall deliver to the Corporation, among other things, such documents and instruments of conveyance as may be necessary in the reasonable opinion of counsel to the Corporation to effect the Transfer of such Offered TRA Interests.

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(v)           If the Corporation does not exercise the Right of First Refusal during the Exercise Period, then the Seller shall be free to transfer, subject to the general conditions to Transfer set forth in Section 7.5(a), the Offered TRA Interests to the Proposed Transferee at the Offered Price set forth in the Transfer Notice; provided, however, that if the Offered TRA Interests are not so transferred during the 90-day period following the delivery of the Transfer Notice, then the Seller may not Transfer any of such remaining Offered TRA Interests without complying again in full with the provisions of this Agreement (including the Right of First Refusal).

(c)           Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation with TRA Party Approval; provided that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors; provided further that, to the extent any amendment would materially, adversely and disproportionately affect a TRA Party with respect to any rights under this Agreement, such amendment shall require the written approval of such affected TRA Party.

(d)           Successors. Except as provided in Section 7.5(a), all of the terms and provisions hereunder shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(e)           Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 7.6.            Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.7.            Resolution of Disputes; Governing Law.

(a)           Except for Reconciliation Disputes subject to Section 7.8, any and all disputes which cannot be settled after good faith negotiation within sixty (60) calendar days, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.7 or Section 7.8) (each, a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by the majority vote of a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the TRA Parties that are party to such Dispute shall designate one arbitrator, in each case in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. In addition to monetary damages, the arbitrators shall be empowered and permitted to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrators are not empowered to award damages in excess of compensatory damages, and each TRA Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any award shall be the sole and exclusive remedy between the TRA Parties regarding any claims, counterclaims, issues or accounting presented to the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be New York, New York.

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(b)           Notwithstanding the provisions of paragraph (a) above, any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraphs (c) and (d) of this Section 7.7 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions hereunder would be difficult to calculate and that remedies at law would be inadequate.

(c)           This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of New York, without giving effect to the conflict of laws rules thereof. Subject to this Section 7.7 and Section 7.8, the Parties agree that any suit or proceeding in connection with, arising out of or relating to this Agreement shall be instituted only in a New York state court (or U.S. federal court) located in New York, New York, and the Parties, for the purpose of any such suit or proceeding, irrevocably consent and submit to the exclusive personal jurisdiction and venue of any such court in any such suit or proceeding. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(d)           Each Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, (i) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.7(b) or 7.7(c) and (ii) the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e)           Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

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(f)           WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND WITH THE ADVICE OF ITS COUNSEL, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING, WHETHER A CLAIM, COUNTERCLAIM, CROSS-CLAIM, OR THIRD PARTY CLAIM, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 7.8.            Reconciliation Procedures.

(a)           In the event that the Corporation and any TRA Party are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4 or Section 4.2, as applicable, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The applicable TRA Parties shall, within fifteen (15) calendar days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such TRA Party agree otherwise, the Expert (and its employing firm) shall not have any material relationship with the Corporation or such TRA Party or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such fifteen (15) calendar-day time period, the selection of an Expert shall be treated as a Dispute subject to Section 7.7 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties or other actual or potential conflict of interest. The Expert shall resolve any matter relating to (i) an Attribute Schedule, Early Termination Schedule or an amendment to either within thirty (30) calendar days and (ii) a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.8(a) shall be binding on the applicable Parties and may be entered and enforced in any court having competent jurisdiction. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.8 or a Dispute within the meaning of Section 7.7 shall be decided and resolved as a Dispute subject to the procedures set forth in Section 7.7.

(b)           Subject to the next sentence, the applicable Parties shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party’s position, in which case the Corporation shall reimburse the TRA Party for any reasonable and documented out-of-pocket costs and expenses in such proceeding or (ii) the Expert adopts the Corporation’s position, in which case the TRA Parties shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation.

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Section 7.9.            Withholding. The Corporation and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by the Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party in respect of whom the deduction and withholding was made. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required by applicable Law.

Section 7.10.          Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a)           If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state, local or foreign tax Law, then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)           If the Corporation or any member of the Parent Group transfers one or more Reference Assets to a Person treated as a corporation for U.S. federal income tax purposes (with which the Corporation does not file a consolidated Tax Return pursuant to Section 1501 of the Code), such transferor, for purposes of calculating the amount of any Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporation or Parent Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.10, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any member of a group described in Section 7.10(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies (other than any such reorganization or any such other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporation or any member of the group described in Section 7.10(a) (excluding any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code), the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.10(b).

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Section 7.11.          Confidentiality. Each TRA Party and each of its respective assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any other Person any confidential information, acquired pursuant to this Agreement, of the Corporation or its controlled Affiliates or their successors. This Section 7.11 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its controlled Affiliates, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement and (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the TRA Parties and each of their assignees (and each employee, representative or other agent of the TRA Parties or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the TRA Parties and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the TRA Parties relating to such tax treatment and tax structure. If a TRA Party or an assignee commits, or threatens to commit, a breach of any of the provisions of this Section 7.11, the Corporation shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation or any of its controlled Affiliates and that money damages alone will not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at Law or in equity.

Section 7.12.          Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or direct or indirect equity holders in such TRA Party) in connection with any Exchange to be treated as ordinary income (other than with respect to assets described in Section 751(a) of the Code) rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then, at the written election of such TRA Party in its sole discretion (in an instrument signed by such TRA Party and delivered to the Corporation) and to the extent specified therein by such TRA Party, this Agreement shall cease to have further effect and shall not apply to an Exchange occurring after a date specified by such TRA Party, or may be amended in a manner reasonably determined by such TRA Party; provided that such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

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Section 7.13.          Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof or (iii) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

Section 7.14.          Independent Nature of Rights and Obligations. The rights and obligations of each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than obligations of the Corporation). The obligations of a TRA Party hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered in connection herewith, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, association, joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.15.          Tax Characterization. The Parties intend that (A) each Exchange shall give rise to Basis Adjustments, (B) payments pursuant to this Agreement with respect to an Exchange (except with respect to amounts that constitute Imputed Interest) shall be treated as consideration in respect of such Exchange that give rise to additional Basis Adjustments, (C) the rights received pursuant to this Agreement by the TRA Parties and (without duplication) payments (except with respect to amounts that constitute Imputed Interest) made in respect of a Blocker Covered Tax Asset will be treated as non-qualifying property or money received in the Reorganization for purposes of Section 356 of the Code, (D) payments to Exchange TRA Parties pursuant to this Agreement with respect to IPO Existing Basis (except with respect to amounts that constitute Imputed Interest) will be treated as consideration in respect of the Threshold Exchange Units that give rise to additional Basis Adjustments, and (E) the Actual Tax Liability will take into account as a deduction the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest, and the Parties will not take any position on a tax return, audit, examination or other proceeding inconsistent with any of the intended tax treatment described in this Section 7.15 except upon an applicable contrary Determination. To the extent this Agreement imposes obligations on Parent or a member of Parent, this Agreement shall be treated as part of the Operating Agreement as described in Section 761(c) of the Code and sections 1.761-1(c) and 1.704-1(b)(2)(ii)(h) of the Treasury Regulations.

[Signature Page Follows this Page]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

YESWAY, INC.

By:
Name:	Thomas Nicholas Trkla
Title:	President and Chief Executive Officer

PARENT:

BW ULTIMATE PARENT, LLC

By:
Name:	Thomas Nicholas Trkla
Title:	President and Chief Executive Officer

BROOKWOOD NOMINEE:

BROOKWOOD ADVISORS, LLC

By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Tax Receivable Agreement]

TRA PARTIES:

BW GAS & CONVENIENCE AGGREGATOR, L.P.

By: BW Gas & Convenience Fund GP, LLC

Its: General Partner

By:
Name:	Thomas W. Brown
Title:	Manager

[Signature Page to Tax Receivable Agreement]

BW GAS & CONVENIENCE AGGREGATOR II, L.P.

By: BW Gas & Convenience Fund II GP, LLC

Its: General Partner

By:
Name:	Thomas W. Brown
Title:	Manager

[Signature Page to Tax Receivable Agreement]

BW GAS & CONVENIENCE AGGREGATOR III, L.P.

By: BW Gas & Convenience Fund III GP, LLC

Its: General Partner

By:
Name:	Thomas W. Brown
Title:	Manager

[Signature Page to Tax Receivable Agreement]

BW GAS & CONVENIENCE OFFSHORE FUND, LP

By: BW Gas & Convenience Fund GP, LLC

Its: General Partner

By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Tax Receivable Agreement]

BW GAS & CONVENIENCE FUND GP, LLC

By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Tax Receivable Agreement]

BW GAS & CONVENIENCE OFFSHORE FUND II, LP

By: BW Gas & Convenience Fund GP II, LLC

Its: General Partner

By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Tax Receivable Agreement]

BW GAS & CONVENIENCE FUND GP II, LLC

By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Tax Receivable Agreement]

BW GAS & CONVENIENCE OFFSHORE FUND III, LP

By: BW Gas & Convenience Fund GP III, LLC

Its: General Partner

By:
Name: [ • ]
Title: [ • ]

[Signature Page to Tax Receivable Agreement]

BW GAS & CONVENIENCE FUND GP III, LLC

By:
Name:	[ • ]
Title:	[ • ]

[Signature Page to Tax Receivable Agreement]

THOMAS NICHOLAS TRKLA

[Signature Page to Tax Receivable Agreement]

TNT 2011 IRREVOCABLE TRUST DTD

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

THOMAS BROWN

[Signature Page to Tax Receivable Agreement]

BROOKWOOD FINANCIAL CO., INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

BRIAN ASHBURN

[Signature Page to Tax Receivable Agreement]

ERICKA AYLES

[Signature Page to Tax Receivable Agreement]

MARK DANIELS

[Signature Page to Tax Receivable Agreement]

JENNIFER FERMANO

[Signature Page to Tax Receivable Agreement]

JEFF POTTER

[Signature Page to Tax Receivable Agreement]

GREG GARDNER

[Signature Page to Tax Receivable Agreement]

DEBRA PETROWSKI

[Signature Page to Tax Receivable Agreement]

AARON EVERETT

[Signature Page to Tax Receivable Agreement]

TATE CUTRER

[Signature Page to Tax Receivable Agreement]

GREG PAPAZIAN

[Signature Page to Tax Receivable Agreement]

JAYNE RICE

[Signature Page to Tax Receivable Agreement]

JEFFREY SCARBROUGH

[Signature Page to Tax Receivable Agreement]

DOUG WALD

[Signature Page to Tax Receivable Agreement]

KURT ZERNICH

[Signature Page to Tax Receivable Agreement]

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _______________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ • ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”), by and among Yesway, Inc., a Delaware corporation (the “Corporation”), BW Ultimate Parent, LLC, a Delaware limited liability company (the “LLC”), and each of the TRA Parties from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.	Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a TRA Party.

2.	Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Party under the Tax Receivable Agreement, with all the rights, privileges and responsibilities of a party thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW TRA PARTY]

By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

YESWAY, INC.

By:
Name:
Title:

[Signature Page to Joinder Agreement]

Exhibit B

Net Tax Benefit Splits

Blocker Entity	Blocker Shareholders	Percentage
BW Gas & Convenience Offshore Blocker, LLC	BW Gas & Convenience Offshore Fund, LP	[ • ]
	BW Gas & Convenience Fund GP, LLC	[ • ]

BW Gas & Convenience Offshore Blocker Fund II, LLC	BW Gas & Convenience Offshore Fund II, LP	[ • ]
	BW Gas & Convenience Fund GP II, LLC	[ • ]

BW Gas & Convenience Offshore Blocker Fund III, LLC	BW Gas & Convenience Offshore Fund III, LP	[ • ]
	BW Gas & Convenience Fund GP III, LLC	[ • ]